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                      September 16, 2022

       Sunny Rui Sun
       Chief Financial Officer
       LexinFintech Holdings Ltd.
       27/F CES Tower
       No. 3099 Keyuan South Road
       Nanshan District , Shenzhen 518057

                                                        Re: LexinFintech
Holdings Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-38328

       Dear Ms. Sun:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance